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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check his box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

    Ashton,         Karen
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    (Last)         (First)       (Middle)

    c/o Ralph Rasmussen
    261 East 1200 South
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       (Street)

    Orem,          Utah           84058
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    (City         (State)         (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

    SkyMall, Inc.; SKYM
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3.  IRS or Social Security

    Number of Reporting
    Person (Voluntary)
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4. Statement for Month/Year
   January, 1997
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5.  If Amendment,
    Date of Original
    (Month/Year)
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6.  Relationship of Reporting Person to Issuer(check all applicable)

         Director                      X   10% Owner
   -----                             -----
         Other (specify below)             Officer (give title below)
   -----                             -----

TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security  2. Trans-  3. Trans-    4. Securities Acquired (A) 5. Amount of   6. Owner-   7. Nature
  (Instr. 3)             action     action       or Disposed of (D)        Securities      ship        of In-
                         Date       Code         (Instr. 3, 4 and 5)      Beneficially     Form:       direct
                        (Month/   (Instr. 8)                                Owned at       Direct      Bene-
                          Day                                                End of        (D) or      ficial
                         Year)                                               Month         Indirect    Owner-
                                                                        (Instr. 3 and 4)   (I)         ship
                                                        (A) or                            (Instr. 4)  (Instr. 4)
                                 Code   V      Amount   (D)     Price
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Common Stock           1/17/97    S           150,000    D      $8.00       2,386,798        D(1)
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Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly. (Print or Type Responses)


1.  Title of Derivative Security   2.  Conver-      3. Trans-    4.  Transac-    5. Number of Deriv-
    (Instr. 3)                         sion or         action        tion Code      ative Securities Ac-
                                       Exercise        Date          (Instr. 8)     quired (A) or Dis-
                                       Price of        (Month/                      posed of (D)
                                       Deriv-          Day/                         (Instr. 3, 4, and 5)
                                       ative           Year)         ------------------------------------
                                       Security                      Code     V      (A)             (D)

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6. Date Exer-         7. Title and Amount of Under-  8. Price    9.  Number    10. Owner-  11. Na-
   cisable and Ex-       lying Securities               of           of Deriv-     ship        ture
   piration Date         (Instr. 3 and 4)               Deriv-       ative         Form        of In-
  (Month/Day/Year)                                      ative        Secur-        of De-      direct
                                                        Secur-       ities         rivative    Bene-
 ---------------------   --------------------------     ity          Bene-         Secu-       ficial
 Date         Expira-                  Amount or        (instr. 5)   ficially      rity:       Own-
 Exer-        tion       Title         Number of                     Owned         Direct      ership
 cisable      Date                     Shares                        at End        (D) or     (Instr. 4)
                                                                     of            Indi-
                                                                     Month         rect (I)
                                                                     Instr. 4)   (Instr. 4)

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Explanation of Responses:

(1) Common Stock is jointly owned with spouse.

**Intentional  misstatements or omissions of facts  constitute  Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                    /s/ Karen Ashton                     2/10/97
                                    ----------------                     -------
                               **Signature of Reporting Person              Date

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